Exhibit 99.1
                               AGRIBIOTECH, INC.

                    Pro Forma Combined Financial Information

                                  (Unaudited)

The following pro forma combined summary of operations combines the results of operations of AgriBioTech, Inc. ("ABT"), Oseco Inc. ("Oseco"), Allied Seed Division of Agway, Inc. ("Allied"), and other individually insignificant acquisitions since July 1, 1998 (collectively "Other Acquisitions") as if all acquisitions occurred at the beginning of the period presented. The pro forma combined summary of operations reflects known changes resulting from the acquisitions but does not reflect impacts of any changes in operations, anticipated efficiencies and synergies from consolidation.

A pro forma combined summary balance sheet as of June 30, 1999 is not presented since the above acquisitions are reflected in ABT's consolidated balance sheet as of June 30, 1999.

The pro forma combined financial information does not purport to represent what ABT's financial position or results of operations would actually have been if such transactions had, in fact, occurred on the above dates and are not necessarily representative of any future period. The pro forma combined financial information should be read in conjunction with the historical financial statements of ABT, Oseco, and Allied included herein or previously filed with the Securities and Exchange Commission.

                           AGRIBIOTECH, INC. ("ABT");

                    Pro Forma Combined Summary of Operations

                                   (Unaudited)

                            Year ended June 30, 1999


                                                                                    Other                            Pro Forma
                                          ABT (A)       Oseco (A)    Allied (A)  Acquistions(A)  Adjustments          combined
                                       -------------    ---------    ---------    -----------    -----------        -------------
Net sales                              $ 370,453,411    $ 946,770    $ 727,025    $ 6,966,421    $  (499,684) (E)   $ 377,584,398
                                                                                                  (1,009,545) (G)
Cost of sales                            286,210,082      591,763      707,795      5,968,985       (499,684) (E)     292,071,981
                                                                                                    (906,960) (G)
                                       -------------    ---------    ---------    -----------    -----------        -------------
 Gross profit                             84,243,329      355,007       19,230        997,436       (102,585)          85,512,417

Operating expenses                       109,881,470      408,125      363,815      1,745,945        924,673  (B)     112,818,178
                                                                                                     (40,790) (F)
                                                                                                    (465,060) (G)
Restructuring and special charges          9,751,631         --           --             --             --              9,751,631
                                       -------------    ---------    ---------    -----------    -----------        -------------
  Earnings (loss) from operations        (35,389,772)     (53,118)    (344,585)      (748,509)      (521,408)         (37,057,392)

  Interest expense                       (11,175,488)        --        (41,515)      (180,046)     1,545,204  (C)      (9,786,210)
                                                                                                      65,635  (G)
  Interest income                            543,712         --           --            5,819           --                549,531
  Earnings of associated entity              726,436         --           --                            --                726,436
  Other                                      465,472         --             78        (62,445)          --                403,105
                                       -------------    ---------    ---------    -----------    -----------        -------------
Total other income (expense)              (9,439,868)        --        (41,437)      (236,672)     1,610,839           (8,107,138)

 Earnings (loss) before income taxes
  and extraordinary item                 (44,829,640)     (53,118)    (386,022)      (985,181)     1,089,431          (45,164,530)


Income tax expense (benefit)               1,011,362         --           --             --             --              1,011,362
                                       -------------    ---------    ---------    -----------    -----------        -------------
 Earnings (loss) before
  extraordinary item                     (45,841,002)     (53,118)    (386,022)      (985,181)     1,089,431          (46,175,892)

Extraordinary loss from early
 extinguishment of subordinated
 convertible debt                          3,919,305         --           --             --             --              3,919,305
                                       -------------    ---------    ---------    -----------    -----------        -------------
 Net earnings (loss)                   $ (49,760,307)   $ (53,118)   $(386,022)   $  (985,181)   $ 1,089,431        $ (50,095,197)
                                       =============    =========    =========    ===========    ===========        =============

Shares of common stock used in computing
 earnings (loss) per common share:
  Basic                                   40,825,827                                               4,163,005  (D)      44,988,832
  Diluted                                 40,825,827                                               4,163,005  (D)      44,988,832
                                       =============                                             ===========        =============
Net earnings (loss) per common share
 (basic and diluted):
  Earnings (loss) before
   extraordinary item                  $       (1.12)                                                               $       (1.03)
  Extraordinary item                           (0.10)                                                                       (0.09)
                                       -------------                                                                -------------
  Net earnings (loss)                  $       (1.22)                                                               $       (1.12)
                                       =============                                                                =============

                               AGRIBIOTECH, INC.

               Notes to Pro Forma Combined Financial Information

                                  (Unaudited)

(A) The year ended June 30, 1999 for ABT includes the operations of Allied from August 28, 1998 through June 30, 1999, the operations of Oseco from September 1, 1998 through June 30, 1999, and the operations of Other Acquisitions for the period from their respective acquisition dates through June 30, 1999. The amounts in the Oseco, Allied and Other Acquisitions columns include such acquisitions for periods from July 1, 1998 through their respective acquisition dates.

(B) To reflect depreciation of property, plant and equipment and amortization of intangible assets based on market value adjustments in connection with applying purchase accounting. Intangible assets resulting from the application of purchase accounting include goodwill (amortized over 10 to 30 years, with a weighted average of 18 years) and covenants not to compete (amortized over 5 to 10 years).

(C) To adjust interest expense for the cash purchase price of the acquisitions. Interest expense was computed on the cash purchase price of $50.2 million for the periods prior to acquisition using an average interest rate of 8.6%. The pro forma interest expense was then reduced to reflect the assumption that payments required to be made in the acquisitions would be obtained through approximately $50.2 million of proceeds from the sale of ABT's common stock in private placement transactions from August 1998 through June 1999.

(D) To reflect the impact on average shares outstanding of shares of ABT common stock issued in connection with the acquisitions (401,758) and private placements (3,761,247) of ABT's common stock as if they had been outstanding for the entire period.

(E)  To eliminate intercompany sales and other revenue.

(F) Prospective reductions in compensation of former owners of acquired entities, employee benefits, management fees, and property rent resulting from employment agreements, property purchased directly from former owners and other contractual arrangements entered into in connection with acquisitions.

(G) To eliminate the operations of the fertilizer division of one of the Other Acquisitions that when purchased on August 21, 1998 was intended to be sold and was sold in December 1998.